EXHIBIT 99.1

PRESS RELEASE
Source: Steel Partners Holdings L.P.

Steel Partners Holdings L.P. Reports Second Quarter 2016 Financial Results

NEW YORK, August 4, 2016 -- Steel Partners Holdings L.P. (NYSE: SPLP) ("SPLP" or the "Company"), a global diversified holding company, today announced operating results for the quarter and six months ended June 30, 2016. They are summarized in the following paragraphs. For a full discussion of the operating results, please read the Company's Form 10-Q, which can be found at www.steelpartners.com.

SPLP reported revenues of $281.6 million for the quarter, as compared to $251.7 million for the same period of 2015. Income before taxes and equity method investments was $14.4 million in the second quarter of 2016, as compared to $14.2 million in the same period of 2015. Net income attributable to the Company's common unitholders for the second quarter of 2016 was $9.2 million, or $0.35 per diluted common unit, as compared to $10.6 million, or $0.38 per diluted common unit, for the same period in 2015.

For the six months ended June 30, 2016, revenues were $528.8 million, as compared to $466.2 million for the same period of 2015. Income before taxes and equity method investments was $25.9 million in the first six months of 2016, as compared to $31.5 million in the same period of 2015. Net income attributable to the Company's common unitholders for the first six months of 2016 was $11.2 million, or $0.42 per diluted common unit, as compared to $89.0 million, or $3.20 per diluted common unit, for the same period in 2015.

Financial Summary ($000s)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue	$281,568	$251,654	$528,822	$466,235
Costs and Expenses	267,141	237,455	502,878	434,770
Income before taxes and equity method investments	14,427	14,199	25,944	31,465
Income tax provision	6,288	3,660	10,023	11,580
Income (loss) of associated companies, net of taxes	1,710	(820)	(3,261)	3,829
(Loss) income from other investments - related party	—	(38)	—	361
Income (loss) from investments held at fair value	10	(527)	(457)	3,886
Net income from continuing operations	9,859	9,154	12,203	27,961
Net (loss) income from discontinued operations	—	(148)	—	86,823
Net income	9,859	9,006	12,203	114,784
Net (income) loss attributable to noncontrolling interests	(650)	1,573	(1,032)	(25,774)
Net income attributable to common unitholders	$9,209	$10,579	$11,171	$89,010

Net income per common unit - basic	$0.35	$0.39	$0.42	$3.22
Net income per common unit - diluted	$0.35	$0.38	$0.42	$3.20

Segment Results ($000s)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue:
Diversified industrial	$241,472	$193,271	$448,072	$331,253
Energy	21,715	35,610	41,714	74,495
Financial services	18,215	15,484	38,409	27,660
Corporate and other	166	7,289	627	32,827
Total	$281,568	$251,654	$528,822	$466,235
Income (loss) from continuing operations before income taxes:
Diversified industrial	$12,444	$15,853	$24,853	$25,422
Energy	2	(15,921)	(3,022)	(23,013)
Financial services	11,239	10,479	24,107	17,823
Corporate and other	(7,538)	2,403	(23,712)	19,309
Income from continuing operations before income taxes	16,147	12,814	22,226	39,541
Income tax provision	6,288	3,660	10,023	11,580
Net income from continuing operations	$9,859	$9,154	$12,203	$27,961
Income (loss) from equity method investments:
Diversified industrial	$5,969	$(459)	$8,078	$5,041
Energy	(220)	5,445	6,090	3,335
Corporate and other	(4,039)	(5,844)	(17,429)	(4,186)
Total	$1,710	$(858)	$(3,261)	$4,190

About Steel Partners Holdings L.P.

Steel Partners Holdings L.P. is a global diversified holding company that engages in multiple businesses through consolidated subsidiaries, associated companies and other interests. It owns and operates businesses and has significant interests in leading companies in various industries, including diversified industrial products, energy, defense, supply chain management and logistics, banking and youth sports.

Forward-Looking Statements

This press release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect SPLP's current expectations and projections about its future results, performance, prospects and opportunities. Forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities in 2016 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, SPLP's subsidiaries need for additional financing and the terms and conditions of any financing that is consummated, their customers' acceptance of its new and existing products, the risk that the Company and its subsidiaries will not be able to compete successfully, the possible volatility of the Company's unit price and the potential fluctuation in its operating results. Although SPLP believes that the expectations reflected in its forward-looking statements are reasonable and achievable, any such statements involve significant risks and uncertainties, and no assurance can be given that the actual results will be consistent with the forward-looking statements. Investors should read carefully the factors described in the "Risk Factors" section of the Company's filings with the SEC, including the Company's Form 10-K for the year ended December 31, 2015 and Form 10-Q for the quarterly period ended June 30, 2016, for information regarding risk factors that could affect the Company's results. Except as otherwise required by federal securities laws, SPLP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

Investor contact: Steel Partners Holdings GP Inc.
Douglas B. Woodworth, Chief Financial Officer
914-461-1262
dwoodworth@steelpartners.com